Exhibit 99.1

Magnachip Announces the Retirement of Director Ilbok Lee

SEOUL, South Korea, Jan. 14, 2026 – Magnachip Semiconductor Corporation (NYSE: MX) (“Magnachip” or the “Company”) today announced that Ilbok Lee has notified the Company of his intention to retire from the Company’s Board of Directors, to be effective at the Company’s next scheduled Board meeting to be held on January 14, 2026.

Dr. Lee joined Magnachip’s Board in August 2011 and has served in multiple capacities for the Board during that time, including as Chair of the Nominating and Corporate Governance Committee, and as a member of the Board’s Audit, Risk and Strategic Review Committees. During his tenure, Dr. Lee provided critical insight across a broad range of strategic, operational, and governance matters, and has been widely respected for his deep technical insight, thoughtful judgment, and unwavering commitment to the Company, its employees, and its values.

“Over more than fourteen years of service, Dr. Lee has made a lasting and meaningful contribution to our Company and our Board,” said Camillo Martino, Magnachip’s Chairman of the Board. “He consistently brought clarity, perspective, and experience to our discussions, while always approaching the role with humility and integrity. His guidance has been invaluable to both management and the Board, and his impact on the Company will be felt for many years to come. We extend our sincere thanks and deep respect for his many years of service and lasting contribution.”

Dr. Lee’s departure is due to personal reasons and is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

About Magnachip Semiconductor

Magnachip is a designer and manufacturer of analog and mixed-signal power semiconductor platform solutions for various applications, including industrial, automotive, communication, consumer and computing. The Company provides a broad range of standard products to customers worldwide. Magnachip, with about 45 years of operating history, owns a portfolio of approximately 1,000 registered patents and pending applications, and has extensive engineering, design and manufacturing process expertise. For more information, please visit www.magnachip.com. Information on or accessible through Magnachip’s website is not a part of, and is not incorporated into, this release.

CONTACT:

Mike Bishop

Bishop IR, LLC

Tel. +1 (415) 891-9633

mike@bishopir.com